Exhibit 99.1

RealPage® to Acquire On-Site®

Expands Leasing & Marketing Platform

RICHARDSON, Texas (BUSINESS WIRE) RealPage, Inc. (NASDAQ: RP) today announced its agreement to acquire substantially all of the assets of On-Site Manager, Inc. (On-Site) for approximately $250 million in cash. On-Site is a leasing platform for property managers and renters that assimilates leads from any source and converts them into signed leases for both the multifamily and single family housing industries. On-Site's platform offers solutions similar to RealPage's screening and document management business, and also includes prospect and resident portals, online and on premise leasing, payment processing, and eSignature lease execution solutions. RealPage intends to continue supporting the On-Site platform and expects to combine the best features of its and On-Site's platforms over time. Clients on each platform will benefit from future enhancements with no disruption.

Highlights

•	Significantly improves lease management integration into major property management systems such as Yardi®, MRI® and AMSI®.

•
Adds real-time consumer credit, demographic and sociographic data for 1.9 million units to the RealPage Data Analytics platform - improving the accuracy of models used to calculate depth of demand by price point.

•	Extends RealPage's leasing platform to include a complete library of leasing forms in most states for both multifamily and single family owners and operators.

•	Adds approximately 700,000 new units, opening up significant cross-selling opportunities for other solutions that collectively form the RealPage platform.

•	Offers significant opportunity for operating synergies given the scale and overlap of the combined organization.

Steve Winn, CEO of RealPage

“On-Site manages the entire leasing process from lead assimilation, to applicant screening, to the final generation of signed lease documents. The acquisition increases our screening footprint and adds incremental consumer-oriented data that will benefit our data analytic solutions. Most importantly, On-Site will significantly improve the integration of our leasing solutions into major property management systems such as Yardi, MRI and AMSI. By combining forces with On-Site, we believe RealPage will possess the best leasing and marketing platform for all multifamily and single family owners and operators, not just those using RealPage property management solutions.”

Bryan Hill, CFO and Treasurer of RealPage

“The combination is a compelling strategic fit and advances us closer to our 2020 financial objective of $1 billion in revenue and 30% adjusted EBITDA margin. We expect to benefit from strong operating synergies driving a purchase price valuation of 10 times adjusted EBITDA as we exit 2018. We also believe considerable cross-sell opportunities exist as On-Site is heavily penetrated into property management solutions offered by our competitors and we expect to add 700,000 new rental units.”

Monte Jones, President of OnSite

“On-Site is considered the gold standard for online leasing, lease document generation and frictionless integration with any property management system. We are excited to become part of a much larger organization with the resources to vastly expand our platform.”

Vista Point Advisors, a San Francisco based boutique investment bank, acted as the exclusive financial advisor to On-Site.

Financial and Operational Highlights

The completion of the acquisition remains subject to certain standard conditions, including the completion of regulatory review. The acquisition purchase price of approximately $250 million in cash is subject to working capital adjustments and post-acquisition indemnification claims. On-Site is expected to generate approximately $50 million in revenue for calendar year 2017, growing 15% compared to unaudited 2016 results. On-Site is expected to generate $9 million in adjusted EBITDA for calendar year 2017. Integration work is expected to be completed in 2018 and RealPage expects to achieve incremental revenue and expense synergies that will be accretive to its longterm revenue growth and Adjusted EBITDA margin expansion objectives.

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves nearly 11,500 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

About On-Site

Founded in 1999, On-Site provides an end-to-end platform that facilitates community marketing, renter qualification, lease contract generation with e-signatures and online document storage. The result is a simplified rental experience that leads to greater renter satisfaction. For more information about On-Site's leasing solutions, visit www.on-site.com or contact one of On-Site's online leasing experts at (855) 6676500.

Cautionary Statement Regarding ForwardLooking Statements

This press release contains “forward-looking” statements relating to the expected financial and other benefits of the On-Site acquisition to RealPage, Inc. and its current and future customers (including customers of On-Site), acquisition integration and support plans and timing, RealPage's 2020 revenue and adjusted EBITDA goals and expected On-Site revenue and EBITDA for 2017. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage's failure to integrate On-Site or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors (including products acquired through On-Site or through other acquisitions); (g) changes in RealPage's pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K filed with the SEC on March 1, 2017 and its Quarterly Report on Form 10-Q filed on May 8, 2017. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contacts

RealPage, Inc.
Rhett Butler, 9728203773
RealPageMediaRelations@realpage.com

Source: RealPage, Inc.